Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer and Corporate Secretary
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES THIRD QUARTER 2009 DIVIDEND

(Bridgehampton, NY – September 30, 2009)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on October 27, 2009 to shareholders of record as of October 13, 2009.  The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank with assets of approximately $800 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward further into Suffolk County, operates 15 retail branch locations, including our newest branch in Shirley, New York. Through this network and electronic delivery channels, we provide deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.